Exhibit 7.7

NOTICE OF REDEMPTION

TO THE HOLDERS OF

SERIES A 8.00% REDEEMABLE CONVERTIBLE

EXCHANGEABLE PREFERRED STOCK,

PAR VALUE $0.01 PER SHARE,

OF

WHOLE FOODS MARKET, INC.

NOTICE IS HEREBY GIVEN, pursuant to Section 6(c) the Statement of Designations, as amended by the Articles of Amendment filed with the Texas Secretary of State on April 13, 2009 (the “Statement of Designations”) of Series A 8.00% Redeemable Convertible Exchangeable Preferred Stock (the “Series A Preferred Stock”) of Whole Foods Market, Inc. (the “Company”), that the Company is hereby providing notice of its redemption of 425,000 outstanding shares of the Series A Preferred Stock issued pursuant to the Statement of Designations at a price per share of $1,000 plus accrued but unpaid dividends from and including October 1, 2009 to but excluding the Redemption Date (the “Redemption Payment”). The redemption date will be November 27, 2009 (the “Redemption Date”).

On the Redemption Date, the Redemption Payment will become due and payable on each Series A Preferred Stock not earlier converted and dividends on such Series A Preferred Stock will cease to accrue, unless the Company defaults in making the Redemption Payment, and the holders thereof will be entitled to no rights as such holders except the right to receive the Redemption Payment.

All holders of outstanding Series A Preferred Stock must surrender their Series A Preferred Stock to the Company, as provided in this Notice in order to collect the Redemption Payment. The holders of outstanding Series A Preferred Stock should, on or before the Redemption Date, surrender their Series A Preferred Stock to Glenda Chamberlain, Chief Financial Officer of the Company, at 550 Bowie Street, Austin, Texas 78703.

NOTE: Under the provisions of the Interest and Dividend Compliance Act of 1983, the Company may be obligated to withhold 28% from the Redemption Payment if your Social Security Number or Taxpayer Identification Number has not been provided. Holders of the Series A Preferred Stock who wish to avoid the application of these provisions should submit Form W-9 or certified Taxpayer Identification Numbers when presenting their Series A Preferred Stock.

Dated: October 28, 2009		WHOLE FOODS MARKET, INC.

	By:	/s/ John F. Mackey
	Name:	John F. Mackey
	Title:	Chief Executive Officer